Exhibit 10.4

February 10, 2026

Scott L. Kornblau

Delivered via Email

RE:	Amendment to Employment Agreement

Dear Scott:

As you know, as of the date hereof, Great Lakes Dredge & Dock Corporation (“GLDD”), is entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Saltchuk Resources, Inc. (“Saltchuk”), and a wholly owned subsidiary of Saltchuk (“Saltchuk Subsidiary”), whereby Saltchuk will acquire all of the outstanding equity securities of GLDD by means of a tender offer by the Saltchuk Subsidiary (the “Tender Offer”) followed by a merger of the Saltchuk Subsidiary with and into GLDD (the “Merger”). If the Merger Agreement is terminated for any reason, this amending letter (this “Amendment”) will be null and void ab initio.

In order to facilitate a smooth transition, you agree, via your signature to this Amendment, that the following will not, individually or in the aggregate, constitute “Good Reason” pursuant to Article III of your employment agreement with GLDD (your “Employment Agreement”) for a period of two years following the Closing (as defined in the Merger Agreement):

1.	the consummation of the Tender Offer and/or the Merger, or

2.

any change in your authority, duties, responsibilities, or reporting line that reasonably results from the fact that GLDD will, by reason of the Tender Offer and the Merger, become a subsidiary of Saltchuk and cease to be publicly traded.

As an inducement for you to provide the waiver described above, Saltchuk agrees to the following:

1.

Saltchuk will provide you with a retention bonus equal to $1,240,800 (the “Retention Bonus”). The Retention Bonus will be payable in two installments, as follows: (i) one-third of the Retention Bonus will be payable on December 31, 2026, and (ii) the remaining two-thirds of the Retention Bonus will be payable on the second anniversary of the Closing, in each case, subject (except as provided below) to your continued employment with GLDD and its affiliates through the applicable date.

2.	Any non-renewal of the Employment Agreement by GLDD following the Closing shall be treated as a termination of your employment by GLDD without Cause (as defined in the Employment Agreement).

3.

Your compensation and benefits, including for the avoidance of doubt your annual bonus opportunities and your long-term incentive compensation opportunities, during the Benefit Protection Period (as defined in the Merger Agreement) will be provided on terms consistent with Saltchuk’s obligations pursuant to Section 5.09(a) of the Merger Agreement, and any failure to provide annual bonus opportunities and long-term incentive compensation opportunities on terms consistent with Section 5.09(a) shall constitute Good Reason (as defined in the Employment Agreement).

4.

For purposes of Section 3.3 of your Employment Agreement, “Good Reason” shall include any relocation of your primary place of employment following the Closing without your consent to a location outside of Houston, Texas.

If, after the Closing, your employment is terminated by GLDD without Cause (as defined in the Employment Agreement) or by you for Good Reason (as defined in the Employment Agreement) while any portion of the Retention Bonus remains unpaid, you will be paid the then-unpaid portion of the Retention Bonus in full within 60 days following the date of such termination (subject to your timely execution and non-revocation of a general release of claims in favor of Saltchuk, GLDD, and each of its and their respective affiliates and related parties).

Nothing in this Amendment constitutes a waiver of any other rights or entitlements that you may have under your Employment Agreement or otherwise, including any rights that you may have to claim “Good Reason” due to the occurrence of any other facts, circumstances, or events after the Closing.

This Amendment shall be considered an amendment to your Employment Agreement and is hereby incorporated therein by reference. Except as provided above, the terms of your Employment Agreement will remain in full force and effect, and your Employment Agreement (as amended by this Amendment) will continue to be interpreted and governed in accordance with its terms.

Please sign below to indicate your agreement to the foregoing.

[Signatures Follow]

Sincerely,

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ Lasse J. Petterson
Name:	Lasse J. Petterson
Title:	Chief Executive Officer and President

SALTCHUK RESOURCES, INC.

By:	/s/ Colleen Rosas
Name:	Colleen Rosas
Title:	SVP, Human Resources

ACCEPTED AND AGREED:

By:	/s/ Scott Kornblau
Name:	Scott Kornblau
Date:	February 10, 2026